COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                                                    Year ended
                                                                                                   December 31,
                                                                                                          2002
                                                                                                  ------------
                                                                                                   ($ million)

Profit before taxation..................................................................                11,264
BP's share of income in excess of dividends from joint ventures and
  associated undertakings...............................................................                  (259)
Capitalized interest....................................................................                  (100)
                                                                                                  ------------
Profit as adjusted......................................................................                10,905
                                                                                                  ============

Fixed charges
     Interest net of interest expense of joint ventures and associated undertakings and
       unwinding of discount and change in discount rate for provisions.................                   926
     Rental expense representative of interest..........................................                   453
     Capitalized interest...............................................................                   100
                                                                                                  ------------
                                                                                                         1,479
                                                                                                  ============

Total adjusted earnings available for payment of fixed charges..........................                12,384
                                                                                                  ============
Ratio of earnings to fixed charges......................................................                   8.4
                                                                                                  ============

Total adjusted earnings available for payment of fixed charges, after taking
  account of adjustments to profit before taxation to accord with US GAAP...............                13,583
                                                                                                  ============
Ratio of earnings to fixed charges with adjustments to accord with US GAAP..............                   9.2
                                                                                                  ============



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(a)  Principally  currency  translations,  apart  from 1999 for  decommissioning provisions which includes the impact of adopting FRS12. For decommissioning provisions this also includes unwinding of discount and the effect of any change in discount rate.

(b)  Deducted in the balance sheet from the assets to which they apply.

(c)  Includes $484 million additional provisions in respect of acquisitions.